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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   Contact: Michael B. High
                                                                   Progress Bank
                                                                  (610) 941-4804

                                                                 Robert A. Kuehl
                                                                Main Street Bank
                                                                  (610) 685-1400

          Progress Bank Plans to Purchase Two Main Street Bank Branches

Blue Bell, PA, June 18, 2001--Progress Financial Corporation (the "Company" - NasdaqSM - PFNC) today announced that Progress Bank has signed an agreement to acquire two branches with deposits of approximately $26 million from Main Street Bank, a Reading, Pa.-based bank subsidiary of Main Street Bancorp, Inc. (NasdaqSM - MBNK) with approximately $1.5 billion in assets. The transaction is subject to regulatory approval and is expected to close in the third quarter, 2001.

     The branches are located in Doylestown, Pa. in Bucks County and Lambertville, N.J. in Hunterdon County. This will bring the total number of Progress branches to 20, and will expand the bank into the state of New Jersey. Following the acquisition, the bank will serve approximately 22,000 households, with total assets of approximately $900 million.

     Brian M. Hartline, President and CEO of Main Street Bank stated, "The sale of these two branches completes Main Street's strategy of renewing its focus on its core markets by exiting counties where Main Street had only one branch and little market penetration."

     Mr. Hartline added, "Our customers and employees affected by the transaction should enjoy a seamless transition to Progress Bank, as Progress Bank has a great reputation as a small business and retail bank offering a superior level of customer service."

     W. Kirk Wycoff, president and CEO of Progress Bank, explained, "We are delighted to welcome the Main Street branch employees to the Progress family as they join us in our community-oriented approach. Together, we will bring our commitment of personalized service, convenient locations, and customer responsiveness to the specific needs of individuals and businesses in the communities served by these new branches."

     Wycoff continued, "The branch locations will be synergistic with our existing network in every way. This acquisition will increase our core deposit funding base and add new markets
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with broader lending and financial services opportunities, allowing us to grow in an increasingly competitive banking environment."

     Progress and Main Street will be communicating soon to customers to explain how their banking relationships will continue to be handled following the transfer. Says Wycoff: "We will be working together to ensure a smooth transition over the coming months, and the transition should be virtually transparent to Main Street customers, who are not required to take any action at this time."

About Progress Financial Corporation

     Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, which serves businesses and consumers through eighteen full service offices. The Company also offers a diversified array of financial services including equipment leasing through Progress Leasing Company, with offices in Blue Bell, Pennsylvania, and financial planning services and investments through Progress Financial Resources, Inc., headquartered in Philadelphia, Pennsylvania; and asset based lending through Progress Business Credit. In addition, the Company also conducts commercial mortgage banking and brokerage services through Progress Realty Advisors, Inc. with locations in Blue Bell, Pennsylvania, and Woodbridge, New Jersey. The Company also receives fees for construction and development of activities through Progress Development Corporation; fees for venture capital management services provided by Progress Capital Management, Inc.; and financial and operational management consulting services for commercial clients through KMR Management, Inc. located in Willow Grove, Pennsylvania. The Company's common stock is traded on The Nasdaq Stock MarketSM under the Symbol "PFNC". For more information visit www.progressbank.com.

About Main Street Bancorp, Inc.

     Main Street Bancorp, Inc. is a bank holding company headquartered in Reading, Pennsylvania. The business of the Company consists primarily of the operation of Main Street Bank, which serves businesses and consumers through forty-two full service community offices throughout Berks, Bucks, Chester, Delaware, Dauphin, Lehigh, Montgomery, Northampton and Schuylkill counties in Pennsylvania, as well as Hunterdon County, New Jersey. The Company's common stock is traded on The Nasdaq Stock MarketSM under the Symbol "MBNK". For more information visit www.mainstreetbancorp.com.